ATSG Board of Directors Approves Share Repurchase Authorization

WILMINGTON, Ohio - August 5, 2014 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced its Board of Directors has authorized the Company to repurchase up to $50 million of its common shares.
The Board authorization does not require the Company to repurchase a specific number of shares, and the Board may terminate the repurchase program at any time. Repurchases may be made from time-to-time on the open market, or in privately negotiated transactions. The timing, price and volume of any such repurchases would be based on market conditions, relevant securities laws and other factors.
ATSG President and CEO Joe Hete said, “The Board has decided to provide for a share repurchase program, to be used when and to the degree that repurchases are deemed to be in the best interest of all shareholders of ATSG. Investors are aware that ATSG is subject to debt covenants that for a time will limit the net benefit of any such repurchases. With this authority, however, we now have the means to act if and when both market conditions and our assessment of the appropriate mix of capital allocation alternatives indicate that share repurchases would be appropriate.”
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591